Exhibit 14(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of our report dated July 15, 2022 relating to the financial statements and financial highlights of the Fidelity Disruptors Fund, a fund of Fidelity Summer Street Trust, appearing in the Annual Report on Form N-CSR of the Trust for the year ended May 31, 2022, and to the references to us under the headings “Additional Information About the Funds” and “Experts” in the Information Statement and Prospectus, and “Independent Registered Public Accounting Firms” in the Statement of Additional Information, which are part of such Registration Statement. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated July 30, 2022 for Fidelity Disruptors Fund, which are also incorporated by reference in such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 2, 2023